Exhibit 99.07
Southern Company
Financial Overview
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2014	2013	% Change	2014	2013	% Change
Consolidated –
Operating Revenues	$4,467	$4,246	5.2%	$9,111	$8,143	11.9%
Earnings Before Income Taxes	949	471	101.5%	1,493	599	149.2%
Net Income Available to Common	611	297	105.7%	962	378	154.5%

Alabama Power –
Operating Revenues	$1,437	$1,392	3.2%	$2,945	$2,700	9.1%
Earnings Before Income Taxes	302	302	—%	626	550	13.8%
Net Income Available to Common	173	173	—%	360	314	14.6%

Georgia Power –
Operating Revenues	$2,186	$2,042	7.1%	$4,455	$3,924	13.5%
Earnings Before Income Taxes	493	464	6.3%	929	789	17.7%
Net Income Available to Common	311	282	10.3%	577	479	20.5%

Gulf Power –
Operating Revenues	$384	$371	3.3%	$791	$697	13.4%
Earnings Before Income Taxes	58	55	5.1%	120	92	29.9%
Net Income Available to Common	34	33	4.6%	71	54	30.3%

Mississippi Power –
Operating Revenues	$311	$306	1.5%	$642	$552	16.3%
Earnings Before Income Taxes	79	(372)	121.2%	(222)	(787)	71.7%
Net Income Available to Common	62	(219)	128.5%	(110)	(465)	76.5%

Southern Power –
Operating Revenues	$329	$307	7.0%	$680	$610	11.4%
Earnings Before Income Taxes	29	33	(11.3)%	67	77	(13.3)%
Net Income Available to Common	31	28	10.4%	64	57	12.6%

Notes
- Mississippi Power Company restated its 2012 financial statements to reflect a pre-tax charge to income for the estimated probable loss on Kemper IGCC of $78 million ($48 million after tax) in 2012. Southern Company evaluated the portion of the estimated probable loss related to 2012 and concluded it was not material to Southern Company. Therefore, Southern Company reflected the pre-tax charge to income for this portion of the estimated probable loss related to 2012 in the first quarter 2013.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.